Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS
ZEELAND, MI -- (Marketwired - April 22, 2015) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the first quarter ended March 31, 2015.
For the first quarter of 2015, the Company is pleased to report net sales of $368.9 million, which was an increase of 10% compared to net sales of $335.7 million in the first quarter of 2014. This strong sales growth was accomplished in spite of a worldwide light vehicle production environment that was down 2% in our primary markets, versus the first quarter of 2014 and foreign currency fluctuations that accounted for approximately 1% of revenue headwind during the most recently completed quarter.
The gross profit margin in the first quarter of 2015 was 38.8%, compared with a gross profit margin of 39.1% in the first quarter of 2014. The primary drivers affecting gross profit margin on a year over year basis were annual customer price reductions, continued higher than expected manufacturing costs related to new technology launches, and currency rate fluctuations, which were mostly offset by purchasing cost reductions and improvements in product mix.
Net income for the first quarter of 2015 was $77.2 million, up 13% compared with net income of $68.6 million in the first quarter of 2014.
Earnings per diluted share in the first quarter of 2015 were $0.26, compared with earnings per diluted share of $0.23 in the first quarter of 2014 which has been adjusted for the December 31, 2014 stock split, effected in the form of a 100% stock dividend.
During the calendar year 2014, the Company benefited from incremental research and development tax credits for calendar years 2010 through 2013 in the amount of $7.3 million not including appropriate audit reserves, which were recorded as a result of the then in-process audit by the Internal Revenue Service. During the first quarter of 2015, the aforementioned audit concluded for calendar years 2010 through 2012, and as a result the Company realized incremental research and development tax credits of approximately

Exhibit 99.1

$3.9 million. The effective tax rate in the first quarter of 2015 decreased to 28.8% from 32.6% in the first quarter of 2014, and the incremental impact to earnings per diluted share for the quarter was approximately $0.01.
Automotive net sales in the first quarter of 2015 were $360.6 million, up 10% compared with automotive net sales of $326.3 million in the first quarter of 2014, primarily due to an 11% increase in auto dimming mirror unit shipments.
Other net sales, which include dimmable aircraft windows and fire protection products, were $8.3 million in the first quarter of 2015, compared with $9.4 million in the first quarter of 2014. Other net sales decreased primarily due to reduced dimmable aircraft window shipments during the quarter.
Other
During the first quarter of 2015, the Company repurchased 1.4 million shares of its common stock for approximately $25 million. The Company will repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate with the remaining authorized shares available from our most recently announced share repurchase plan.
Future Estimates
The Company’s forecasts for light vehicle production for calendar year 2015 are based on the IHS Automotive April 2015 forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive April light vehicle production forecast)
(in Millions)
Region	Calendar Year 2015	Calendar Year 2014	% Change
North America	17.4	17.0	2%
Europe	20.1	20.1	—%
Japan and Korea	13.2	13.7	(4)%
Total Light Vehicle Production	50.7	50.8	—%
Based on the above light vehicle production forecasts, the Company has updated certain of its 2015 guidance below:

Exhibit 99.1

2015 Guidance
Item	Original	Updated
Net Sales	$1.47 - $1.54 billion	No change
Gross Margin	38.5% - 39.5%	No change
Operating Expenses (E, R&D and S, G&A)	$150 - $157 million	$148 - $154 million
Tax Rate	31.5% - 32.5%	31.25% - 32.25%
Capital Expenditures	$95 - $105 million	No change
Depreciation & Amortization	$85 - $90 million	No change
The Company expects continued growth in a flat worldwide light vehicle production environment, driven by continued penetration into B and C segment vehicles.  Recent new product introductions are designed and expected to sustain this long term growth.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business.

Exhibit 99.1

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.
First Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today, April 22, 2015. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the bottom left side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2015	2014	% Change
North American Interior Mirrors	2,025	1,975	3%
North American Exterior Mirrors	740	536	38%
Total North American Mirror Units	2,765	2,511	10%
International Interior Mirrors	3,592	3,263	10%
International Exterior Mirrors	1,576	1,350	17%
Total International Mirror Units	5,168	4,613	12%
Total Interior Mirrors	5,617	5,238	7%
Total Exterior Mirrors	2,316	1,886	23%
Total Auto-Dimming Mirror Units	7,933	7,124	11%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2015		2014
Net Sales	$368,937,455		$335,739,344

Cost of Goods Sold	225,845,046		204,440,537
Gross profit	143,092,409		131,298,807

Engineering, Research & Development	21,587,551		20,489,227
Selling, General & Administrative	13,796,352		13,632,034
Operating Expenses	35,383,903		34,121,261

Income from operations	107,708,506		97,177,546

Other Income	709,384		4,514,544
Income before Income Taxes	108,417,890	—	101,692,090

Provision for Income Taxes	31,234,449		33,126,019

Net Income	$77,183,441		$68,566,071

Earnings Per Share
Basic	$0.26		$0.24
Diluted	$0.26		$0.23
Weighted Average Shares
Basic	295,031,431		289,836,812
Diluted	298,594,143		293,437,014

Cash Dividends Declared per Share	$0.08		$0.07

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2015	December 31, 2014
ASSETS
Cash and Cash Equivalents	$549,911,648	$497,429,804
Accounts Receivable, net	201,782,059	168,008,704
Inventories	145,563,949	141,757,884
Other Current Assets	33,509,205	49,441,302
Total Current Assets	930,766,861	856,637,694

Plant and Equipment - Net	372,616,211	373,390,992

Goodwill	307,365,845	307,365,845
Long-Term Investments	115,497,100	114,642,567
Intangible Assets	342,050,000	346,875,000
Patents and Other Assets	23,139,088	23,627,931
Total Other Assets	788,052,033	792,511,343

Total Assets	$2,091,435,105	$2,022,540,029

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$163,702,407	$133,431,163
Long-Term Debt	256,250,000	258,125,000
Deferred Income Taxes	58,000,242	59,571,421
Shareholders' Investment	1,613,482,456	1,571,412,445
Total Liabilities & Shareholders' Investment	$2,091,435,105	$2,022,540,029